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                                                                      Exhibit 12
Minnesota Power
Computation of Ratios of Earnings to Fixed Charges and
Supplemental Ratios of Earnings to Fixed Charges
For the Year Ended December 31                                            1995       1996      1997       1998      1999
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
Millions except ratios

Income from Continuing Operations Per
  Consolidated Statement of Income                                       $ 61.9     $ 69.2    $ 77.6     $ 88.5    $ 68.0

Add (Deduct)
  Current Income Tax Expense                                               13.4       31.4      44.7       52.9      70.5
  Deferred Income Tax Expense (Benefit)                                   (11.3)      (9.8)      3.2        2.7     (11.3)
  Deferred Investment Tax Credits                                          (0.9)      (2.0)     (1.3)      (1.6)     (1.5)
  Undistributed Income From Less Than 50%
     Owned Equity Investments                                              (9.1)     (11.0)    (13.9)     (14.1)     (0.6)
  Minority Interest                                                         0.2        3.3       2.3        2.0       1.8
                                                                         ------     ------    ------     ------    ------
                                                                           54.2       81.1     112.6      130.4     126.9
                                                                         ------     ------    ------     ------    ------
Fixed Charges
  Interest on Long-Term Debt                                               45.7       52.4      50.4       48.5      48.4
  Capitalized Interest                                                      1.4        1.5       1.5        1.0       0.7
  Other Interest Charges - Net                                              7.9       10.2      14.3       17.1      12.0
  Interest Component of All Rentals                                         3.7        2.5       3.7        5.7       4.8
  Distributions on Redeemable Preferred Securities of Subsidiary              -        4.7       6.0        6.0       6.0
                                                                         ------     ------    ------     ------    ------
       Total Fixed Charges                                                 58.7       71.3      75.9       78.3      71.9
                                                                         ------     ------    ------     ------    ------
  Earnings Before Income Taxes and Fixed Charges
     (Excluding Capitalized Interest)                                    $111.5     $150.9    $187.0     $207.7    $198.1
                                                                         ------     ------    ------     ------    ------

Ratio of Earnings to Fixed Charges                                         1.90       2.12      2.46       2.65      2.76
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Earnings Before Income Taxes and Fixed Charges
  (Excluding Capitalized Interest)                                       $111.5     $150.9    $187.0     $207.7    $198.1
Supplemental Charges                                                       13.5       14.4      12.0       14.5      15.4
                                                                         ------     ------    ------     ------    ------

Earnings Before Income Taxes and Fixed
  and Supplemental Charges (Excluding Capitalized Interest)              $125.0     $165.3    $199.0     $222.2    $213.5
                                                                         ------     ------    ------     ------    ------

Total Fixed Charges                                                       $58.7      $71.3     $75.9      $78.3     $71.9
Supplemental Charges                                                       13.5       14.4      12.0       14.5      15.4
                                                                          -----      -----     -----      -----     -----

  Fixed and Supplemental Charges                                          $72.2      $85.7     $87.9      $92.8     $87.3
                                                                          -----      -----     -----      -----     -----

Supplemental Ratio of Earnings to Fixed Charges (1)                        1.73       1.93      2.26       2.39      2.45
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
<F1> The supplemental ratio of  earnings  to fixed  charges  includes  Minnesota
     Power's obligation under a contract with Square Butte which extends through
     2027, pursuant to which Minnesota Power is entitled to approximately 71% of the output of a 455-megawatt  coal-fired generating unit (Unit).  Minnesota
     Power is obligated to pay its pro rata share of Square  Butte's costs based on  Unit  output  entitlement.  Minnesota  Power's  payment  obligation  is suspended if Square Butte fails to deliver any power,  whether  produced or purchased,  for a period of one year.  Square  Butte's  fixed costs consist primarily of debt service.  Variable  operating  costs include the price of coal purchased from BNI Coal under a long-term contract. (See Note 5.)

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                                              							Minnesota Power, Inc.    59